Exhibit 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Andrea Henderson
Director of Marketing
Bank of Marin
415-884-4757 | andreahenderson@bankofmarin.com

BANK OF MARIN ANNOUNCES RETIREMENT OF
LESLIE E. MURPHY FROM BOARDS OF DIRECTORS
Recognized for Executive Expertise and Community Leadership

NOVATO, CA – (January 27, 2022) —Bank of Marin Bancorp (Nasdaq: BMRC) has announced the retirement of Leslie E. Murphy from the Company’s Boards of Directors, effective January 31, 2022. Ms. Murphy joined both Boards in 2017.

“It has been an honor to serve on the Company's Boards as I have enjoyed a long history with the organization starting first as a customer and then serving on the local advisory board,” said Leslie E. Murphy. “I have been proud to contribute to the Bank’s growth and success and am excited to see the company continue to thrive in the years to come.”

During her tenure on both Boards, Ms. Murphy has been a member of the Nominating and Governance Committee since February 2018 and served on the Bank’s Asset and Liability Management Committee from January 2017 to July 2019 and on the Audit Committee from January 2017 to February 2018.

A longtime resident of Marin County, Ms. Murphy is CEO of W. Bradley Electric (WBE). In this role since 1999, she has led WBE to earn the number one spot on the list of top electrical contractors in the North Bay and become the sixth largest woman-owned business in the Bay Area. She has also shaped the company to be voted by employees as one of the North Bay Business Journal’s Best Places to Work and has supported WBE in becoming one of the top 70 philanthropic companies in the Bay Area according to the San Francisco Business Times.

Ms. Murphy is a past member of the board of Heffernan Insurance and a current member of the North Bay Leadership Council.

“Leslie’s exceptional leadership skills and significant management experience have been of great value to our Boards as we expanded the Bank of Marin franchise,” said Brian M. Sobel, Chairman of the Board of Directors. “We have appreciated the valuable insights and perspective she continually brought to our business. We wish Leslie all the best and look forward to staying connected in the community.”

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in Northern California, with assets of $4.314 billion as of December 31, 2021, Bank of Marin has 31 retail branches and 8 commercial banking offices located across 10 counties. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com